Exhibit 21

SUBSIDIARIES OF CONTINENTAL RESOURCES, INC.

Banner Pipeline Company, L.L.C., an Oklahoma limited liability company
20 Broadway Associates LLC, an Oklahoma limited liability company
CLR Asset Holdings, LLC, an Oklahoma limited liability company
Flintlock Energy, Inc., a British Columbia corporation